Exhibit 99.1

TRUST STAMP INC

(‘T-Stamp’ or ‘The Company’)

Trust Stamp ranked #179 in the United States by the Financial Times

“The Americas Fastest Growing Companies” 2023 Report

April 11, 2023: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company TM providing artificial intelligence (AI)-powered trust and identity services used globally across multiple sectors, announces that it has been ranked #179 in the United States by the Financial Times in its “The Americas Fastest Growing Companies” Report for 2023. The ranking is based on disclosed revenue growth between 2018 and 2021 and the Financial Times listed Trust Stamp’s Revenue as achieving an Absolute Growth Rate of 341% and a Compound Annual Growth rate at 64%.

Gareth N. Genner, Chief Executive Officer of Trust Stamp, commented, “Our team has worked hard to grow revenue in parallel to our substantial investments of time and resources into building our proprietary technology. 2022, which was not factored into the ranking, showed our highest ever revenue growth and our focus in 2023 is on growing our Software-as-a-Service (SaaS) revenue therefore I am hopeful that we will be recognized again in 2024.”

About Trust Stamp

Trust Stamp the Privacy-First Identity CompanyTM, is a global provider of AI-powered identity services for use in multiple sectors including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.

Located in nine countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The company was founded in 2016 by Gareth Genner and Andrew Gowasack.

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Inquiries

Trust Stamp	Email: Shareholders@truststamp.ai

Gareth Genner, CEO

Investor Relations	Tel: +1 212-671-1020

Crescendo Communications, LLC	Email: idai@crescendo-ir.com